As filed with the Securities and Exchange Commission on March 3, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPSWARE INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3340178
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

599 N. Mathilda Avenue

Sunnyvale, California 94085

(Address of Principal Executive Offices, including Zip Code)

Options to purchase common stock granted under the Amended and Restated 1998 Stock Option Plan of Rendition

Networks, Inc. and assumed by Registrant

(Full Title of the Plans)

Benjamin A. Horowitz

President and Chief Executive Officer

Opsware Inc.

599 N. Mathilda Avenue

Sunnyvale, California 94085

(408) 774-7300

(Name, Address and Telephone Number of Agent For Service)

Copies to:

Robert A. Freedman, Esq.

Fenwick & West LLP

801 California Street

Mountain View, California 94041

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	133,164(3)	$6.709	$893,397.28	$106

(1)	This Registration Statement shall also cover any additional shares of Registrant’s common stock in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s common stock.

(2)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options.

(3)	Represents shares subject to issuance upon the exercise of outstanding stock options under the Amended and Restated 1998 Stock Option Plan of Rendition Networks, Inc. and assumed by Registrant on February 3, 2005 pursuant to an Agreement and Plan of Reorganization by and among Registrant, Rendition Networks, Inc. and certain other parties.

PART II

Item 3.	Incorporation of Documents by Reference	II-3

Item 4.	Description of Securities	II-3

Item 5.	Interests of Named Experts and Counsel	II-3

Item 6.	Indemnification of Directors and Officers	II-3

Item 7.	Exemption from Registration Claimed	II-3

Item 8.	Exhibits	II-4

Item 9.	Undertakings	II-4

SIGNATURES

EXHIBIT INDEX

EXHIBIT 5.01

EXHIBIT 23.01

EXHIBIT 23.02

EXHIBIT 99.01

EXHIBIT 99.02

EXHIBIT 99.03

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

Opsware Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004 filed with the Commission on April 15, 2004 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above;

(c)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (No. 000-32377) filed with the Commission on February 22, 2001, including any amendment or report filed for the purpose of updating such description; and

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article 10 of the Registrant’s Amended Certificate of Incorporation and Article 6 of the Registrant’s Bylaws provide for indemnification of the Registrant’s directors and officers to the maximum extent permitted by the Delaware General Corporation Law. The Registrant also maintains, and intends to continue to maintain, insurance for the benefit of its directors and officers to insure such persons against certain liabilities, including liabilities under the securities laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date
4.01	Amended and Restated Certificate of Incorporation of the Registrant.	S-1/A	333-46606	2-16-01	3.2

4.02	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant.	DEF 14A	000-32377	7-10-02	Annex B

4.03	Amended and Restated Bylaws of the Registrant.	10-K	000-32377	5-1-02	3.2

5.01	Opinion and Consent of Fenwick & West LLP.					X

23.01	Consent of Independent Registered Public Accounting Firm.					X

23.02	Consent of Fenwick & West LLP (contained in Exhibit 5.01).					X

24.01	Power of Attorney (incorporated by reference to Page II-6 of this Registration Statement).					X

99.01	Amended and Restated 1998 Stock Option Plan of Rendition Networks, Inc.					X

99.02	Forms of Notice of Stock Option Grant and Stock Option Agreement under the Amended and Restated 1998 Stock Option Plan of Rendition Networks, Inc., and Opsware Inc. Exercise Notices.					X

99.03	Form of Opsware Inc. Stock Option Assumption Notice.					X

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement - notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Opsware Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 3rd day of March, 2005.

OPSWARE INC.

By:	/s/ Benjamin A. Horowitz
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Benjamin A. Horowitz and Jordan J. Breslow, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Benjamin A. Horowitz Benjamin A. Horowitz	Chief Executive Officer, President and a Director (Principal Executive Officer)	March 3, 2005

/s/ Sharlene P. Abrams Sharlene P. Abrams	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 3, 2005

/s/ Marc L. Andreessen Marc L. Andreessen	Chairman of the Board of Directors	March 3, 2005

/s/ William V. Campbell William V. Campbell	Director	March 3, 2005

/s/ Mike J. Homer Mike J. Homer	Director	March 3, 2005

/s/ Simon M. Lorne Simon M. Lorne	Director	March 3, 2005

/s/ Michael S. Ovitz Michael S. Ovitz	Director	March 3, 2005

/s/ Michelangelo J. Volpi Michelangelo J. Volpi	Director	March 3, 2005

EXHIBIT INDEX

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date
4.01	Amended and Restated Certificate of Incorporation of the Registrant.	S-1/A	333-46606	2-16-01	3.2

4.02	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant.	DEF 14A	000-32377	7-10-02	Annex B

4.03	Amended and Restated Bylaws of the Registrant.	10-K	000-32377	5-1-02	3.2

5.01	Opinion and Consent of Fenwick & West LLP.					X

23.01	Consent of Independent Registered Public Accounting Firm.					X

23.02	Consent of Fenwick & West LLP (contained in Exhibit 5.01).					X

24.01	Power of Attorney (incorporated by reference to Page II-6 of this Registration Statement).					X

99.01	Amended and Restated 1998 Stock Option Plan of Rendition Networks, Inc.					X

99.02	Forms of Notice of Stock Option Grant and Stock Option Agreement under the Amended and Restated 1998 Stock Option Plan of Rendition Networks, Inc., and Opsware Inc. Exercise Notices.					X

99.03	Form of Opsware Inc. Stock Option Assumption Notice.					X